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                                                                   EXHIBIT 11(b)


                                              March 28, 2001


Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY  10019-6099

         Re:      THE INDONESIA FUND, INC.

Ladies and Gentlemen:

         We have acted as special Maryland counsel to The Indonesia Fund, Inc., a Maryland corporation ("IF"), in connection with an Agreement and Plan of Reorganization (the "Agreement") between IF and Jakarta Growth Fund, Inc. ("JGF"), a Maryland corporation, pursuant to which IF will acquire substantially all of the assets and all of the liabilities of JGF in exchange for full shares of common stock, $.001 par value, of IF (the "IF Shares"), which will then be distributed to the holders of JGF common stock, $.01 par value, along with any cash in lieu of fractional share interests.

         We have examined the combined proxy statements and prospectus and the Statement of Additional Information contained in Post-Effective Amendment No. 1 to the Registration Statement filed by IF on Form N-14, Securities Act File No. 333-47744, with respect to the Agreement (the "Registration Statement"), substantially in the form in which it is to become effective, IF's Charter and Bylaws, and the Agreement. We have also examined and relied on a certificate of the Maryland State Department of Assessments and Taxation ("SDAT") to the effect that IF is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied on such other corporate records of IF, including a certificate of an appropriate officer of IF with respect to IF Board actions and certain other matters, and such other documents as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents that we have reviewed, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.


         Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

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Willkie Farr & Gallagher
March 28, 2001
Page 2

         1. IF is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         2. When the Agreement has been executed by IF and JGF and duly approved by the stockholders of IF in accordance with the listing rules of the New York Stock Exchange, appropriate Articles of Transfer with respect to the reorganization contemplated in the Agreement have been accepted for record by SDAT, and the IF Shares have been issued pursuant to the Agreement and the Articles of Transfer and in the manner described in the Registration Statement, the IF Shares will be validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely on our foregoing opinion in rendering your opinion to IF that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Opinions" in the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933, as amended, and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

                                       Very truly yours,


                                       /s/ Venable, Baetjer and Howard, LLP